As filed with the Securities and Exchange Commission on July 21, 2006
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CROSSTEX ENERGY, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1616605 (I.R.S. Employer Identification No.)
2501 Cedar Springs
Suite 100
Dallas, Texas 75201
(214) 953-9500
(Address, including zip code, and telephone number,
including area code, of registrants’ principal executive offices)

William W. Davis
Crosstex Energy, L.P.
2501 Cedar Springs
Suite 100
Dallas, Texas 75201
(214) 953-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Douglass M. Rayburn
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Telephone: (214) 953-6500
Facsimile: (214) 953-6503

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to general Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered	registered (1)	unit (2)	offering price (2)	registration fee
Senior Subordinated Series C Units	6,414,820	$35.96	$230,676,927.20	$24,682.43
Common Units	6,414,820(3)	(3)	(3)	(3)
Total		$35.96	$230,676,927.20	$24,682.43

(1)	This registration statement covers resales of 6,414,820 senior subordinated series C units and 6,414,820 common units representing limited partner interests of the registrant issuable upon conversion of the 6,414,820 senior subordinated series C units representing limited partner interests of the registrant acquired by the selling unitholders in June 2006.
(2)	Estimated based on the offering price of the common units solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act based on the proposed offering price of the senior subordinated series C units.
(3)	No separate consideration will be received for the common units issuable upon conversion of the senior subordinated series C units and, therefore, pursuant to Rule 457(i) under the Securities Act, no registration fee is required.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting and offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to Completion, dated July 21, 2006
Crosstex Energy, L.P.
6,414,820 Senior Subordinated Series C Units
6,414,820 Common Units
Representing Limited Partner Interests
     This prospectus relates to the offer and sale from time to time of up to an aggregate of 6,414,820 senior subordinated series C units representing limited partner interests in Crosstex Energy, L.P. and 6,414,820 common units representing limited partner interests in Crosstex Energy, L.P. that may be issued upon conversion of the 6,414,820 senior subordinated series C units for the account of the selling unitholders named in this prospectus. The selling unitholders acquired the senior subordinated series C units from us in a private placement exempt from the registration requirements of the Securities Act of 1933. The senior subordinated series C units will automatically convert into common units on the first date on or after February 16, 2008 that conversion is permitted by our partnership agreement. Generally, the senior subordinated series C units will not be entitled to participate in our distributions of available cash until February 16, 2008.
     At any time prior to the conversion of the senior subordinated series C units, the senior subordinated series C units may be offered and sold from time to time by the selling unitholders named in this prospectus or in any supplement to this prospectus. At any time after the conversion of the senior subordinated series C units, the common units may be offered and sold from time to time by the selling unitholders named in this prospectus or in any supplement to this prospectus. The selling unitholders may sell the senior subordinated series C units and the common units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods, as applicable. The senior subordinated series C units and the common units covered by this prospectus may be sold at market prices prevailing at the time or at negotiated prices, as applicable. We will not receive any proceeds from the sale of the senior subordinated series C units or the common units by the selling unitholders.
     Our common units trade on the Nasdaq National Market under the symbol “XTEX.” The last reported sale price of our common units on the Nasdaq on July 20, 2006 was $35.96 per common unit. Prior to this offering, there has not been a public market for the senior subordinated series C units.
     Investing in our securities involves risk. You should carefully consider the risk factors described under “Risk Factors” beginning on page 2 of this prospectus before you make any investment in our securities.
     In connection with certain sales of the senior subordinated series C units or our common units hereunder, a prospectus supplement may accompany this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our common units.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2006

     You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Neither we nor the selling unitholders have authorized any other person to give you different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.
 i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling unitholders may, from time to time, sell up to an aggregate of 6,414,820 senior subordinated series C units representing limited partner interests in Crosstex Energy, L.P. and up to 6,414,820 common units representing limited partner interests in Crosstex Energy, L.P. and into which the senior subordinated series C units will automatically convert, in one or more offerings as described in this prospectus.
     The senior subordinated series C units were issued to Chieftain Capital Management, Inc., as agent and attorney-in-fact for the purchasers who are its clients under separate investment advisor agreements, Energy Income and Growth Fund, Fiduciary/Claymore MLP Opportunity Fund, Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc., Lehman Brothers MLP Partners, L.P., Lubar Equity Fund, LLC and Tortoise Energy Infrastructure Corporation pursuant to a privately negotiated Senior Subordinated Series C Unit Purchase Agreement, dated May 16, 2006. In connection with the private placement, we agreed to register with the Securities and Exchange Commission the senior subordinated series C units and the common units issuable upon conversion of the senior subordinated series C units. The senior subordinated series C units will automatically convert into common units on the first date on or after February 16, 2008 that conversion is permitted by our partnership agreement at a ratio of one common unit for each senior subordinated series C unit. Generally, the senior subordinated series C units will not be entitled to participate in our distributions of available cash until February 16, 2008.
     This prospectus provides you with a general description of us and the senior subordinated series C units and common units that may be offered by the selling unitholders. In connection with any offer or sale of senior subordinated series C units and/or common units by the selling unitholders under this prospectus, the selling unitholders are required to provide this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling unitholders, the terms of that offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”
     As used in this prospectus, “we,” “us” and “our” and similar terms mean Crosstex Energy, L.P. and its subsidiaries, unless the context indicates otherwise.
WHO WE ARE
     We are a publicly traded Delaware limited partnership, formed in July 2002 in connection with our initial public offering, which was completed in December 2002. Our business activities are conducted through our subsidiary, Crosstex Energy Services, L.P., a Delaware limited partnership and subsidiaries. We are an independent midstream energy company engaged in the gathering, transmission, treating, processing and marketing of natural gas. We connect the wells of natural gas producers in our market areas to our gathering systems, treat natural gas to remove impurities to ensure that it meets pipeline quality specifications, process natural gas for the removal of natural gas liquids, or NGLs, transport natural gas and ultimately provide natural gas to a variety of markets. We purchase natural gas from natural gas producers and other supply points and sell that natural gas to utilities, industrial consumers, other marketers and pipelines and thereby generate gross margins based on the difference between the purchase and resale prices. In addition, we purchase natural gas from producers not connected to our gathering systems for resale and sell natural gas on behalf of producers for a fee.
     Our general partner, Crosstex Energy GP, L.P., is a Delaware limited partnership. Crosstex Energy GP, LLC, a Delaware limited liability company, is Crosstex Energy GP, L.P.’s general partner. Our general partner is managed by its general partner, Crosstex Energy GP, LLC, which has ultimate responsibility for conducting our business and managing our operations.
     Our executive offices are located at 2501 Cedar Springs, Suite 100, Dallas, Texas 75201, and our telephone number is (214) 953-9500. Our common units trade on the Nasdaq National Market under the symbol “XTEX.”

RISK FACTORS
     An investment in our senior subordinated series C units and/or our common units involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus in evaluating an investment in our senior subordinated series C units and/or our common units.
     If any of the following risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, we may be unable to make distributions to our unitholders, the trading price of our senior subordinated series C units or common units could decline and you could lose all or part of your investment.
Risks Inherent in Our Business
Acquisitions typically increase our debt and subject us to other substantial risks, which could adversely affect our results of operations.
     Our future financial performance will depend, in part, on our ability to make acquisitions of assets and businesses at attractive prices. From time to time, we will evaluate and seek to acquire assets or businesses that we believe complement our existing business and related assets. We may acquire assets or businesses that we plan to use in a manner materially different from their prior owner’s use. Any acquisition involves potential risks, including:
•	the inability to integrate the operations of acquired businesses or assets;

•	the diversion of management’s attention from other business concerns;

•	the loss of customers or key employees from the acquired businesses;

•	a significant increase in our indebtedness; and

•	potential environmental or regulatory liabilities and title problems.
     Management’s assessment of these risks is necessarily inexact and may not reveal or resolve all existing or potential problems associated with an acquisition. Realization of any of these risks could adversely affect our operations and cash flows. If we consummate any future acquisition, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.
     We continue to consider large acquisition candidates and transactions. The integration, financial and other risks discussed above will be amplified if the size of our future acquisitions increases.
     Our acquisition strategy is based, in part, on our expectation of ongoing divestitures of gas processing and transportation assets by large industry participants. A material decrease in such divestitures will limit our opportunities for future acquisitions and could adversely affect our growth plans.
If our assumptions used in making the acquisition of the Barnett Shale systems and facilities from Chief Holdings LLC are inaccurate, our future financial performance may be limited.
     We acquired certain natural gas gathering pipeline systems and related facilities in the Barnett Shale, which we refer to as the Midstream Assets, from Chief Holdings LLC in June 2006. This acquisition was made based on our understanding of future drilling plans by Devon Energy Corporation, which acquired Chief’s producing assets and acreage previously owned by Chief that is dedicated to the Midstream Assets. In addition, we assumed in our analysis the continued drilling success by other producers that own acreage dedicated to the Midstream Assets, production success on acreage not dedicated to the system and that we will be able to tie a certain portion of that new production into the system. Production currently flowing through the system is very small relative to the quantities we have assumed will be developed in the next few years. If our assumptions are inaccurate, the drilling plans of the producers are delayed, the producers are not successful in completing their wells or we are not successful in our commercial efforts to tie in gas from undedicated acreage, then our anticipated results from the acquisition of the Midstream Assets could be significantly negatively impacted. In addition, the failure to successfully integrate the Midstream Assets with our existing business and operations in a timely manner may have a material adverse effect on our business, financial condition, results of operations and cash flows.
We are vulnerable to operational, regulatory and other risks associated with South Louisiana and the Gulf of Mexico, including the effects of adverse weather conditions such as hurricanes, because we have a significant portion of our assets located in South Louisiana.
     Our operations and revenues will be significantly impacted by conditions in South Louisiana because we have a significant portion of our assets located in South Louisiana. This concentration of activity make us more vulnerable than many of our competitors to the risks associated with Louisiana and the Gulf of Mexico, including:
•	adverse weather conditions, including hurricanes and tropical storms;

•	delays or decreases in production, the availability of equipment, facilities or services; and

•	changes in the regulatory environment.
Because a significant portion of our operations could experience the same condition at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other midstream companies who have operations in a more diversified geographic area.
     In addition, our operations in South Louisiana are dependent upon continued deep shelf drilling in the Gulf of Mexico. The deep shelf in the Gulf of Mexico is an area that has had limited historical drilling activity. This is due, in part, to its geological complexity and depth. Deep shelf development is more expensive and inherently more risky than conventional shelf drilling. A decline in the level of deep shelf drilling in the Gulf of Mexico could have a adverse effect on our financial condition and results of operations.
Our profitability is dependent upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile.
     We are subject to significant risks due to fluctuations in commodity prices. These risks are based upon three components of our business: (1) we purchase certain volumes of natural gas at a price that is a percentage of a relevant index; (2) certain processing contracts for our Gregory system and our Plaquemine and Gibson processing plants expose us to natural gas and NGL commodity price risks; and (3) part of our fees from our Conroe and Seminole gas plants as well as those acquired in the El Paso Acquisition are based on a portion of the NGLs produced, and, therefore, is subject to commodity price risks.
     The margins we realize from purchasing and selling a portion of the natural gas that we transport through our pipeline systems decrease in periods of low natural gas prices because our gross margins related to such purchases are based on a percentage of the index price. For the years ended December 31, 2004 and 2005, we purchased approximately 9% and 7.5% respectively, of our gas at a percentage of relevant index. Accordingly, a decline in the price of natural gas could have an adverse impact on our results of operations.
     A portion of our profitability is affected by the relationship between natural gas and NGL prices. For a component of our Gregory system and our Plaquemine plant and Gibson plant volumes, we purchase natural gas, process natural gas and extract NGLs, and then sell the processed natural gas and NGLs. A portion of our profits from the plants acquired in the El Paso Acquisition is dependent on NGL prices and elections by us and the producers. In cases where we process gas for producers when they have the ability to decide whether to process their gas, we may elect to receive a processing fee or we may retain and sell the NGLs and keep the producer whole on its sale of natural gas. Since we extract energy content, which we measure in Btus, from the gas stream in the form of the liquids or consume it as fuel during processing, we reduce the Btu content of the natural gas. Accordingly, our margins under these arrangements can be negatively affected in periods in which the value of natural gas is high relative to the value of NGLs.
     In the past, the prices of natural gas and NGLs have been extremely volatile and we expect this volatility to continue. For example, in 2004, the NYMEX settlement price for natural gas for the prompt month contract ranged from a high of $7.98 per MMBtu to a low of $5.08 per MMBtu. In 2005, the same index ranged from $13.91 per MMBtu to $6.12 per MMBtu. A composite of the OPIS Mt. Belvieu monthly average liquids price based upon our average liquids composition in 2004 ranged from a high of approximately $0.98 per gallon to a low of approximately $0.66 per gallon. In 2005, the same composite ranged from approximately $1.16 per gallon to approximately $0.80 per gallon.
     We may not be successful in balancing our purchases and sales. In addition, a producer could fail to deliver contracted volumes or deliver in excess of contracted volumes, or a consumer could purchase less than contracted volumes. Any of these actions could cause our purchases and sales not to be balanced. If our purchases and sales are not balanced, we will face increased exposure to commodity price risks and could have increased volatility in our operating income.
     The markets and prices for residue gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:
•	the impact of weather on the demand for oil and natural gas;

•	the level of domestic oil and natural gas production;

•	the level of domestic industrial and manufacturing activity;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	the availability of local, intrastate and interstate transportation systems;

•	the availability and marketing of competitive fuels;

•	the impact of energy conservation efforts; and

•	the extent of governmental regulation and taxation.
We must continually compete for natural gas supplies, and any decrease in our supplies of natural gas could adversely affect our financial condition and results of operations.
     If we are unable to maintain or increase the throughput on our systems by accessing new natural gas supplies to offset the natural decline in reserves, our business and financial results could be materially, adversely affected. In addition, our future growth will depend, in part, upon whether we can contract for additional supplies at a greater rate than the rate of natural decline in our currently connected supplies.
     In order to maintain or increase throughput levels in our natural gas gathering systems and asset utilization rates at our treating and processing plants, we must continually contract for new natural gas supplies. We may not be able to obtain additional contracts for natural gas supplies. The primary factors affecting our ability to connect new wells to our gathering facilities include our success in contracting for existing natural gas supplies that are not committed to other systems and the level of drilling activity near our gathering systems. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. Tax policy changes could have a negative impact on drilling activity, reducing supplies of natural gas available to our systems. We have no control over producers and depend on them to maintain sufficient levels of drilling activity. A material decrease in natural gas production or in the level of drilling activity in our principal geographic areas for a prolonged period, as a result of depressed commodity prices or otherwise, likely would have a material adverse effect on our results of operations and financial position.
A substantial portion of our assets is connected to natural gas reserves that will decline over time, and the cash flows associated with those assets will decline accordingly.
     A substantial portion of our assets, including our gathering systems and our treating plants, is dedicated to certain natural gas reserves and wells for which the production will naturally decline over time. Accordingly, our cash flows associated with these assets will also decline. If we are unable to access new supplies of natural gas either by connecting additional reserves to our existing assets or by constructing or acquiring new assets that have access to additional natural gas reserves, our cash flows may decline.
Growing our business by constructing new pipelines and processing and treating facilities subjects us to construction risks, risks that natural gas supplies will not be available upon completion of the facilities and risks of construction delay and additional costs due to obtaining rights-of-way.
     One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new pipelines and gathering, processing and treating facilities. The construction of pipelines and gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed our expectations. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition. In addition, we face the risks of construction delay and additional costs due to obtaining rights-of-way.
We have limited control over the development of certain assets because we are not the operator.
     As the owner of non-operating interests in the Seminole gas processing plant, we do not have the right to direct or control the operation of the plant. As a result, the success of the activities conducted at the plant, which is operated by a third party, may be affected by factors outside of our control. The failure of the third-party operator to make decisions, perform its services, discharge its obligations, deal with regulatory agencies or comply with laws, rules and regulations affecting the plant, including environmental laws and regulations, in a proper manner could result in material adverse consequences to our interest and adversely affect our results of operations.
We expect to encounter significant competition in any new geographic areas into which we seek to expand and our ability to enter such markets may be limited.
     As we expand our operations into new geographic areas, we expect to encounter significant competition for natural gas supplies and markets. Competitors in these new markets will include companies larger than us, which have both lower capital costs and greater geographic coverage, as well as smaller companies, which have lower total cost structures. As a result, we may not be able to successfully develop acquired assets and markets located in new geographic areas and our results of operations could be adversely affected.
We are exposed to the credit risk of our customers and counterparties, and a general increase in the nonpayment and nonperformance by our customers could have an adverse effect on our financial condition and results of operations.
     Risks of nonpayment and nonperformance by our customers are a major concern in our business. We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any increase in the nonpayment and nonperformance by our customers could adversely affect our results of operations.

We may not be able to retain existing customers or acquire new customers, which would reduce our revenues and limit our future profitability.
     The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other pipelines, and the price of, and demand for, natural gas in the markets we serve.
     For the year ended December 31, 2005, approximately 74% of our sales of gas which were transported using our physical facilities were to industrial end-users and utilities. As a consequence of the increase in competition in the industry and volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternate fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in the end-user and utilities markets primarily on the basis of price. The inability of our management to renew or replace our current contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on our profitability.
We depend on certain key customers, and the loss of any key customer could adversely affect financial results.
     We derive a significant portion of our revenues from contracts with key customers. To the extent that these and other customers may reduce volumes of natural gas purchased under existing contracts, we would be adversely affected unless we were able to make comparably profitable arrangements with other customers. Agreements with key customers provide for minimum volumes of natural gas that each customer must purchase until the expiration of the term of the applicable agreement, subject to certain force majeure provisions. Customers may default on their obligations to purchase the minimum volumes required under the applicable agreements.
Our business involves many hazards and operational risks, some of which may not be fully covered by insurance.
     Our operations are subject to the many hazards inherent in the gathering, compressing, treating and processing of natural gas and storage of residue gas, including:
•	damage to pipelines, related equipment and surrounding properties caused by hurricanes, floods, fires and other natural disasters and acts of terrorism;

•	inadvertent damage from construction and farm equipment;

•	leaks of natural gas, NGLs and other hydrocarbons; and

•	fires and explosions.
     These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. Our operations are concentrated in Texas, Louisiana and the Mississippi Gulf Coast, and a natural disaster or other hazard affecting this region could have a material adverse effect on our operations. We are not fully insured against all risks incident to our business. In accordance with typical industry practice, we do not have any property insurance on any of our underground pipeline systems that would cover damage to the pipelines. We are not insured against all environmental accidents that might occur, other than those considered to be sudden and accidental. Our business interruption insurance covers only our Gregory processing plant. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

The threat of terrorist attacks has resulted in increased costs, and future war or risk of war may adversely impact our results of operations and our ability to raise capital.
     Terrorist attacks or the threat of terrorist attacks cause instability in the global financial markets and other industries, including the energy industry. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, and the possibility that infrastructure facilities, including pipelines, production facilities, and transmission and distribution facilities, could be direct targets, or indirect casualties, of an act of terror. Instability in the financial markets as a result of terrorism, the war in Iraq or future developments could also affect our ability to raise capital.
     Changes in the insurance markets attributable to the threat of terrorist attacks have made certain types of insurance more difficult for us to obtain. Our insurance policies now generally exclude acts of terrorism. Such insurance is not available at what we believe to be acceptable pricing levels. A lower level of economic activity could also result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth.
Federal, state or local regulatory measures could adversely affect our business.
     While the Federal Energy Regulatory Commission, or FERC, generally does not regulate any of our operations, directly or indirectly, it influences certain aspects of our business and the market for our products. As a raw natural gas gatherer, we generally are exempt from FERC regulation under the Natural Gas Act of 1938, or NGA, but FERC regulation still significantly affects our business. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.
     Some of our intrastate natural gas transmission pipelines are subject to regulation as a common carrier and as a gas utility by the Texas Railroad Commission, or TRRC. The TRRC’s jurisdiction extends to both rates and pipeline safety. The rates we charge for transportation services are deemed just and reasonable under Texas law unless challenged in a complaint. Should a complaint be filed or should regulation become more active, our business may be adversely affected.
     Other state and local regulations also affect our business. We are subject to ratable take and common purchaser statutes in the states where we operate. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and some of the states in which we operate have adopted complaint-based or other limited economic regulation of natural gas gathering activities. States in which we operate that have adopted some form of complaint-based regulation, like Oklahoma and Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination.
     The states in which we conduct operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968. The “rural gathering exemption” under the Natural Gas Pipeline Safety Act of 1968 presently exempts substantial portions of our gathering facilities from jurisdiction under that statute, including those portions located outside of cities, towns, or any area designated as residential or commercial, such as a subdivision or shopping center. The “rural gathering exemption,” however, may be restricted in the future, and it does not apply to our natural gas transmission pipelines. In response to recent pipeline accidents in other parts of the country, Congress and the Department of Transportation have passed or are considering heightened pipeline safety requirements.
     Compliance with pipeline integrity regulations issued by the TRRC, or those issued by the United States Department of Transportation, or DOT, in December of 2003 could result in substantial expenditures for testing, repairs and replacement. TRRC regulations require periodic testing of all intrastate pipelines meeting certain size and location requirements. Our costs relating to compliance with the required testing under the TRRC regulations were approximately $0.3 million for the year ended December 31, 2005 and $1.9 million in 2004 and we expect the costs for compliance with TRRC and DOT regulations to be $2.4 million in the aggregate during 2006 and 2007. If our pipelines fail to meet the safety standards mandated by the TRRC or the DOT regulations, then we may be required to repair or replace sections of such pipelines, the cost of which cannot be estimated at this time.
Our business involves hazardous substances and may be adversely affected by environmental regulation.
     Many of the operations and activities of our gathering systems, plants and other facilities, including the natural gas and processing liquids business in South Louisiana recently acquired from El Paso, are subject to significant federal, state and local environmental laws and regulations. These laws and regulations impose obligations related to air emissions and discharge of pollutants from our facilities and the cleanup of hazardous substances and other wastes that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for treatment or disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Strict, joint and several liability may be incurred under these laws and regulations for the remediation of contaminated areas. Private parties, including the owners of properties through which our gathering systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.
     There is inherent risk of the incurrence of significant environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may incur material environmental costs and liabilities. Furthermore, our insurance may not provide sufficient coverage in the event an environmental claim is made against us.
     Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies could also impose additional safety requirements, any of which could affect our profitability.
Our use of derivative financial instruments has in the past and could in the future result in financial losses or reduce our income.
     We use over-the-counter price and basis swaps with other natural gas merchants and financial institutions, and we use futures and option contracts traded on the New York Mercantile Exchange. Use of these instruments is intended to reduce our exposure to short-term volatility in commodity prices. We could incur financial losses or fail to recognize the full value of a market opportunity as a result of volatility in the market values of the underlying commodities or if one of our counterparties fails to perform under a contract.
Due to our lack of asset diversification, adverse developments in our gathering, transmission, treating, processing and commercial services businesses would materially impact our financial condition.
     We rely exclusively on the revenues generated from our gathering, transmission, treating, processing and commercial services businesses, and as a result our financial condition depends upon prices of, and continued demand for, natural gas and NGLs. Due to our lack of asset diversification, an adverse development in one of these businesses would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Our success depends on key members of our management, the loss or replacement of whom could disrupt our business operations.
     We depend on the continued employment and performance of the officers of the general partner of our general partner and key operational personnel. The general partner of our general partner has entered into employment agreements with each of its executive officers. If any of these officers or other key personnel resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. We do not maintain any “key man” life insurance for any officers.
Risks Inherent in an Investment in Us
Crosstex Energy, Inc. controls our general partner and owned a 41% limited partner interest in us as of July 1, 2006. Our general partner has conflicts of interest and limited fiduciary responsibilities, which may permit our general partner to favor its own interests.
     As of July 1, 2006, Crosstex Energy, Inc., or CEI, indirectly owned an aggregate limited partner interest of approximately 41% in us. In addition, CEI owns and controls our general partner. Due to its control of our general partner and the size of its limited partner interest in us, CEI effectively controls all limited partnership decisions, including any decisions related to the removal of our general partner. Conflicts of interest may arise in the future between CEI and its affiliates, including our general partner, on the one hand, and our partnership, on the other hand. As a result of these conflicts our general partner may favor its own interests and those of its affiliates over our interests. These conflicts include, among others, the following situations:
Conflicts Relating to Control:
•	our partnership agreement limits our general partner’s liability and reduces its fiduciary duties, while also restricting the remedies available to our unitholders for actions that might, without these limitations, constitute breaches of fiduciary duty by our general partner;

•	in resolving conflicts of interest, our general partner is allowed to take into account the interests of parties in addition to unitholders, which has the effect of limiting its fiduciary duties to the unitholders;

•	our general partner’s affiliates may engage in limited competition with us;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us;

•	in some instances our general partner may cause us to borrow funds from affiliates of the general partner or from third parties in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on our subordinated units or to make incentive distributions or hasten the expiration of the subordination period; and

•	our partnership agreement gives our general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution. Our general partner may establish reserves for distribution on our subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.
Conflicts Relating to Costs:
•	our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner interests and reserves, each of which can affect the amount of cash that is available for the payment of principal and interest on the notes;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us; and

•	our general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.
Our unitholders have no right to elect our general partner or the directors of its general partner and have limited ability to remove our general partner.
     Unlike the holders of stock in a corporation, unitholders have only limited voting rights on matters affecting our business, and therefore limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or the board of directors of its general partner and have no right to elect our general partner or the board of directors of its general partner on an annual or other continuing basis.
     Furthermore, if unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. The general partner generally may not be removed except upon the vote of the holders of 66 2/3% of the outstanding units voting together as a single class.
     Because affiliates of the general partner controlled approximately 42% of all the units as of July 1, 2006, the general partner could not be removed without the consent of the general partner and its affiliates. Also, if the general partner is removed without cause during the subordination period and units held by the general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal without cause would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units which would otherwise have continued until we had met certain distribution and performance tests.
     Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include, in most cases, charges of poor management of the business, so the removal of the general partner because of the unitholders’ dissatisfaction with the general partner’s performance in managing our partnership will most likely result in the termination of the subordination period.
     In addition, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of the general partner’s general partner, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.
     As a result of these provisions, it will be more difficult for a third party to acquire our partnership without first negotiating such a purchase with our general partner and, as a result, you are less likely to receive a takeover premium.
Cost reimbursements due our general partner may be substantial and will reduce the cash available for distribution to you.
     Prior to making any distributions on the units, we reimburse our general partner and its affiliates, including officers and directors of our general partner, for all expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to make distributions to our unitholders. Our general partner has sole discretion to determine the amount of these expenses.

The control of our general partner may be transferred to a third party, and that third party could replace our current management team.
     The general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owner of the general partner from transferring its ownership interest in the general partner to a third party. The new owner of the general partner would then be in a position to replace the board of directors and officers of the general partner with its own choices and to control the decisions taken by the board of directors and officers.
Our general partner’s absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our unitholders.
     Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that in its reasonable discretion are necessary to fund our future operating expenditures. In addition, the partnership agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to our unitholders.
Our partnership agreement contains provisions that reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner.
     Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions that would otherwise constitute breaches of our general partner’s fiduciary duties. If you choose to purchase a senior subordinated series C unit or a common unit, you will be treated as having consented to the various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary duties under applicable state law.
We may issue additional common units without your approval, which would dilute your ownership interests.
     During the subordination period, our general partner, without the approval of our unitholders, may cause us to issue up to 2,632,000 additional common units. Our general partner may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without unitholder approval, in a number of circumstances such as:
•	the issuance of common units in connection with acquisitions that increase cash flow from operations per unit on a pro forma basis;

•	the conversion of subordinated units into common units;

•	the conversion of units of equal rank with the common units into common units under some circumstances;

•	the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner;

•	issuances of common units under our long-term incentive plan; or

•	issuances of common units to repay indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with the debt’s retirement.

     The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:
•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.
     After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Our partnership agreement does not give our unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.
Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.
     If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may therefore not receive any return on your investment. You may also incur a tax liability upon a sale of your units.
You may not have limited liability if a court finds that unitholder action constitutes control of our business.
     You could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our unitholders to remove or replace our general partner, to approve amendments to our partnership agreement, or to take other action under our partnership agreement constituted participation in the “control” of our business, to the extent that a person who has transacted business with the partnership reasonably believes, based on your conduct, that you are a general partner. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of that section may be liable to the limited partnership for the amount of the distribution for a period of three years from the date of the distribution. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business.
Tax Risks to Our Unitholders
     You are urged to read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.
Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS treats us as a corporation or we become subject to entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for distribution to you.
     The anticipated after-tax economic benefit of an investment in us depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

     If we were treated as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates of up to 35% (under the law as of the date of this prospectus) and we would probably pay state income taxes as well. In addition, distributions to you would generally be taxed again as corporate distributions and none of our income, gains, losses, or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you and thus would likely result in a material reduction in the value of your units.
     A change in current law or a change in our business could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we will be subject to a new entity-level tax payable in 2008 on the portion of our total revenue (as that term is defined in the legislation) generated in Texas beginning in our tax year ending December 31, 2007. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our total revenue apportioned to Texas. Imposition of such tax on us by Texas, or any other state, will reduce the cash available for distribution to you. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state, or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be decreased to reflect the impact of that law on us.
A successful IRS contest of the federal income tax positions we take may adversely impact the market for our units and the costs of any contest will be borne by us and, therefore, indirectly by our unitholders and our general partner.
     We have not requested any ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel’s conclusions expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne by us and therefore indirectly by our unitholders and our general partner since such costs will reduce the amount of cash available for distribution by us.
You may be required to pay taxes on income from us even if they do not receive any cash distributions from us.
     Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, they will be required to pay federal income taxes and, in some cases, state, local, and foreign income taxes on their share of our taxable income even if they do not receive cash distributions from us. As a result, you may not receive cash distributions equal to your share of our taxable income or even the tax liability that results from that income.
Tax gain or loss on the disposition of our units could be different than expected.
     If you sell units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those units. Prior distributions in excess of the total net taxable income allocated for a unit, which decreased your tax basis in that unit, will, in effect, become taxable income to you if the unit is sold at a price greater than your tax basis in that unit, even if the price received is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, will likely be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. In addition, if you sell units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and foreign persons face unique tax issues from owning units that may result in adverse tax consequences to them.
     Investment in units by tax-exempt entities, such as individual retirement accounts (known as IRAs) and non-U.S. persons, raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes, at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and generally pay tax on their share of our taxable income. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our units.
We will determine the tax benefits that are available to an owner of units without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of your units.
     Because we cannot match transferors and transferees of common units and because of other reasons, we will take depreciation and amortization positions that may not conform to all aspects of the Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of units and could have a negative impact on the value of our units or result in audit adjustments to your tax returns.
The sale or exchange of 50% or more of our capital and profits interests within a 12-month period will result in the termination of our partnership for federal income tax purposes.
     We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material Tax Consequences — Disposition of Units — Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.
As a result of investing in our common units, you will likely be subject to state and local taxes and return filing requirements in jurisdictions where you do not live.
     In addition to federal income taxes, you will likely be subject to other taxes such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state, local and foreign income tax returns and pay state, local and foreign income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We own property or conduct business in Texas, Oklahoma, Louisiana, New Mexico, Arkansas, Mississippi and Alabama. Oklahoma, Louisiana, New Mexico, Arkansas, Mississippi and Alabama impose an income tax, generally. Each of these states, other than Texas, currently imposes a personal income tax. We may do business or own property in other states or foreign countries in the future. It is the responsibility of each unitholder to file all federal, state, local, and foreign tax returns. Our counsel has not rendered an opinion on the state, local, or foreign tax consequences of owning our units.

FORWARD-LOOKING STATEMENTS
     Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain “forward-looking” statements. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on the current beliefs of our management as well as assumptions made by, and information currently available to, management. Words such as “may,” “will,” “anticipate,” “believe,” “expect,” “estimate,” “intend,” “project” and other similar phrases or expressions identify forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference.
     These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
     Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Risk Factors” beginning on page 2, and elsewhere in this prospectus.
     You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information. Before you invest, you should be aware that the occurrence of any of the events described in “Risk Factors” beginning on page 2 and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition. We disclaim any obligation to announce publicly the result of any revision to any of the forward-looking information to reflect future events or developments.
USE OF PROCEEDS
     The senior subordinated series C units and/or common units to be offered and sold pursuant to this prospectus will be offered and sold by the selling unitholders. We will not receive any proceeds from the sale of the senior subordinated series C units and/or common units by the selling unitholders. For a list of the persons receiving proceeds from the sale of the units, see “Selling Unitholders.”

DESCRIPTION OF THE COMMON UNITS
     The common units represent limited partner interests in Crosstex Energy, L.P. that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. As of July 10, 2006, there were 19,582,788 common units outstanding. For a general discussion of the expected federal income tax consequences of owning and disposing of common units, see “Material Tax Considerations.” References in the “Description of the Common Units” and “Description of the Senior Subordinated Series C Units” to “we,” “us” and “our” mean Crosstex Energy, L.P.
     Our outstanding common units are quoted on the Nasdaq National Market under the symbol “XTEX.”
     American Stock Transfer & Trust Company serves as registrar and transfer agent for our common units.
Distributions
     Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date. Common units are entitled to receive distributions from operating surplus of $0.25 per quarter, or $1.00 on an annualized basis, before any distributions are paid on our subordinated units. There is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause a default or an event of default under our bank credit facility or the senior secured notes.
     In general, we will pay any cash distributions we make each quarter during the subordination period in the following manner:
•	First, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter;

•	Fourth, 85% to all unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner until each unitholder receives a total of $0.3125 per unit for that quarter (the “first target distribution”);

•	Fifth, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.375 per unit for that quarter (the “second target distribution”); and

•	Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.
     We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner.
Subordination Period
     The subordination period that applies to the subordinated units will extend until the first day of any quarter beginning after December 31, 2007 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” generated during each of the three consecutive, non-overlapping four quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.
     Early Conversion of Subordinated Units. Before the end of the subordination period, a portion of the subordinated units may convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after:
•	December 31, 2005 with respect to 25% of the subordinated units; and

•	December 31, 2006 with respect to 25% of the subordinated units.
     The early conversions will occur if at the end of the applicable quarter each of certain tests provided for in our partnership agreement. We met the financial tests for three consecutive four-quarter periods ended December 31, 2005, and as a result 2,333,000 subordinated units converted to common units upon the payment of the fourth quarter distribution on February 15, 2006. If we meet these tests for the three consecutive four-quarter periods ending on or after December 31, 2006, an additional 2,333,000 of the subordinated units will convert to common units. However, the early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.
     Effect of Expiration of the Subordination Period. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate, pro rata, with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:
•	the subordination period will end and each subordinated unit will immediately convert into one common unit on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.
Transfer of Common Units
     Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:
•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.
     An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.
     A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
     Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:
•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.
     Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:
•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.
     The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.
     Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Voting
     Unlike the holders of common stock in a corporation, our common unitholders will have only limited voting rights on matters affecting our business. Our common unitholders will have no right to elect our general partner or the directors of the general partner of our general partner on an annual or other continuing basis. The general partner may not be removed except by a vote of the holders of 66 2/3% of the outstanding common units, including units owned by our general partner and its affiliates. Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders.
Limited Call Right
     If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:
•	the highest cash price paid by our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

•	the current market price as of the date three days before the date the notice is mailed.
     As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences—Disposition of Units.”
DESCRIPTION OF THE SENIOR SUBORDINATED SERIES C UNITS
     The senior subordinated series C units are a separate class of limited partnership interests in us. Pursuant to a privately negotiated Senior Subordinated Series C Unit Purchase Agreement, dated May 16, 2006, we issued an aggregate of 12,829,650 senior subordinated series C units representing limited partner interests in Crosstex Energy, L.P. In connection with the private placement, Crosstex Energy GP, LLC, the general partner of our general partner, entered into our Fifth Amended and Restated Agreement of Limited Partnership, which provides for, among other things, the rights and obligations of the senior subordinated series C units.
     The senior subordinated series C units entitle the holders to exercise certain rights or privileges available to limited partners under our partnership agreement. However, until the conversion of the senior subordinated series C units into common units, the holders of our senior subordinated series C units will not be entitled to participate in our cash distributions except as provided below, or to vote on or approve matters requiring the vote or approval of a percentage of the holders of our outstanding common units.
     The senior subordinated series C units will automatically convert into common units representing limited partner interests in us on the first date on or after February 16, 2008 that conversion is permitted by our partnership agreement at a ratio of one common unit for each senior subordinated series C unit. Our partnership agreement will permit the conversion of the senior subordinated series C units to common units once the subordination period ends or if the issuance is in connection with an acquisition that increases cash flow from operations per unit on a pro forma basis. See “Description of the Common Units — Subordination Period” and “Description of Our Partnership Agreement — Issuance of Additional Securities.” If conversion of the senior subordinated series C units is not permitted on February 16, 2008, then the holders of such units will have the right to receive, after payment of the minimum quarterly distribution on our common units but prior to any payment on our subordinated units (as described above under “Description of the Common Units”), distributions equal to 110% of the quarterly cash distribution amount payable on common units. Once the senior subordinated series C units convert into common units, they will then participate, pro rata, with the other common units in distributions of available cash. For additional information about our common units, please see “Description of the Common Units.” For additional information about our partnership agreement, please see “Description of Our Partnership Agreement.”
Transfer of Senior Subordinated Series C Units
     Each purchaser of senior subordinated series C units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of senior subordinated series C units:
•	becomes the record holder of the senior subordinated series C units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.
     An assignee will become a substituted limited partner of our partnership for the transferred senior subordinated series C units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.
     A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a senior subordinated series C unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
     Senior subordinated series C units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred senior subordinated series C units. A purchaser or transferee of senior subordinated series C units who does not execute and deliver a transfer application obtains only:
•	the right to assign the senior subordinated series C unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred senior subordinated series C units.
     Thus, a purchaser or transferee of senior subordinated series C units who does not execute and deliver a transfer application:
•	will not receive cash distributions or federal income tax allocations, unless the senior subordinated series C units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of senior subordinated series C units.
     The transferor of senior subordinated series C units has a duty to provide the transferee with all information that may be necessary to transfer the senior subordinated series C units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.
     Until a senior subordinated series C unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Voting
     Unlike the holders of common stock in a corporation, our senior subordinated series C unitholders will have only limited voting rights on matters affecting our business. Our senior subordinated series C unitholders will have no right to elect our general partner or the directors of the general partner of our general partner on an annual or other continuing basis. Each holder of senior subordinated series C units is entitled to one vote for each senior subordinated series C unit on all matters submitted to a vote of the unitholders. See “Description of Our Partnership Agreement — Voting Rights.”

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT
     The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part. We summarize certain other provisions of the partnership agreement elsewhere in this prospectus, including in “Description of the Common Units,” “Description of the Senior Subordinated Series C Units” and “Material Tax Consequences.”
Organization and Duration
     We were organized on July 12, 2002 and will have a perpetual existence except as provided below under “—Termination and Dissolution.”
Purpose
     Our purpose under the partnership agreement is limited to serving as the limited partner of the operating partnership and engaging in any business activities that may be engaged in by the operating partnership or that are approved by our general partner. The partnership agreement of the operating partnership provides that the operating partnership may, directly or indirectly, engage in:
•	its operations as conducted immediately before our initial public offering;

•	any other activity approved by the general partner but only to the extent that the general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code; or

•	any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for Federal income tax purposes.
     Although our general partner has the ability to cause us, the operating partnership or its subsidiaries to engage in activities other than gathering, transmission, treating, processing and marketing of natural gas, our general partner has no current plans to do so. Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.
Power of Attorney
     Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.
Capital Contributions
     Generally, unitholders are not obligated to make additional capital contributions.
Voting Rights
     The following matters require the unitholder vote specified below. Certain significant decisions require approval by a “unit majority” of the units. We define “unit majority” as:

•	during the subordination period, at least a majority of the outstanding common units, excluding common units owned by the general partner and its affiliates, voting as a class and at least a majority of the outstanding subordinated units and senior subordinated series C units voting as a class; and

•	thereafter, at least a majority of the outstanding common units.

Matter	Vote Requirement

Issuance of additional common units or units of equal rank with the common units during the subordination period	Unit majority, with certain exceptions described under “—Issuance of Additional Securities.”

Issuance of units senior to the common units during the subordination period	Unit majority.

Issuance of units junior to the common units during the subordination period	No approval right.

Issuance of additional units after the subordination period	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. See “—Merger, Sale or Other Disposition of Assets.”

Amendment of the operating partnership agreement and other action taken by us as a limited partner of the operating partnership	Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. See “—Action Relating to the Operating Partnership.”

Dissolution of our partnership	Unit majority. See “—Termination and Dissolution.”

Reconstitution of our partnership upon dissolution	Unit majority. See “—Termination and Dissolution.”

Withdrawal of the general partner	The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for the withdrawal of the general partner prior to December 31, 2012 in a manner which would cause a dissolution of our partnership. See “—Withdrawal or Removal of our General Partner.”

Matter	Vote Requirement

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. See “—Withdrawal or Removal of our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all our substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2012. See “—Transfer of General Partner Interests.”

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to or sale of all or substantially all its equity interests to such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2012. See "—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in the general partner	No approval required at any time. See “—Transfer of Ownership Interests in our General Partner.”
Issuance of Additional Securities
     Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of the unitholders. During the subordination period, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 2,633,000 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.
     During or after the subordination period, we may issue an unlimited number of common units without the approval of unitholders as follows:
•	upon conversion of the subordinated units into common units;

•	upon conversion of units of equal rank with the common units under some circumstances;

•	under employee benefit plans;

•	upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of our general partner;

•	in the event of a combination or subdivision of common units;

•	in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro forma basis; or

•	if the proceeds of the issuance are used exclusively to repay indebtedness the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement.
     It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.
     In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.
     Upon the issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of units will not have preemptive rights to acquire additional subordinated units, common units or other partnership securities.
Amendment of the Partnership Agreement
     General. Amendments to the partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.
     Prohibited Amendments. No amendment may be made that would:
•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

•	change the term of our partnership;

•	provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

•	give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of a unit majority.

     The provision of the partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.
     No Unitholder Approval. Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:
•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•	a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

•	any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes; or

•	any other amendments substantially similar to any of the matters described in the preceding clauses.
     In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:
•	do not adversely affect the limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect;

•	are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in our best interest and the best interest of our limited partners;

•	are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
     Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, the operating partnership or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).
     In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.
Action Relating to the Operating Partnership
     Without the approval of holders of units representing a unit majority, our general partner is prohibited from consenting on our behalf, as the limited partner of the operating partnership, to any amendment to the partnership agreement of the operating partnership or taking any action on our behalf permitted to be taken by a limited partner of the operating partnership, in each case that would adversely affect our limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect.
Merger, Sale or Other Disposition of Assets
     The partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries as a whole. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.
     If conditions specified in the partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.
Termination and Dissolution
     We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.
     Upon a dissolution under the last clause, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:
•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, the reconstituted limited partnership nor the operating partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.
Liquidation and Distribution of Proceeds
     Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Cash Distribution Policy—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.
Withdrawal or Removal of our General Partner
     Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2012 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2012 our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interests” below.
     Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution” above.
     Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.
     The partnership agreement also provides that if Crosstex Energy GP, L.P. is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:
•	the subordination period will end and each outstanding subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.
     In the event of removal of the general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
     If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
     In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
     Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.
Transfer of General Partner Interests
     Except for transfer by our general partner of all, but not less than all, of its general partner interest in us and the operating partnership to:

•	an affiliate of the general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us and the operating partnership to another entity prior to December 31, 2012 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.
Transfer of Ownership Interests in our General Partner
     At any time, the partners of our general partner may sell or transfer all or part of their partnership interests in the general partner without the approval of the unitholders.
Transfer of Incentive Distribution Rights
     Our general partner or its affiliates or a subsequent holder of incentive distribution rights may transfer its incentive distribution rights to an affiliate or to another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets, or sale of substantially all of its equity interests to, that person without the prior approval of the unitholders; but, in each case, the transferee must agree to be bound by the provisions of the partnership agreement. Prior to December 31, 2012, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units (excluding common units held by the general partner or its affiliates). On or after December 31, 2012, the incentive distribution rights will be freely transferable.
Change of Management Provisions
     The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Crosstex Energy GP, L.P. as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors.
Limited Call Right
     If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:
•	the highest cash price paid by our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

•	the current market price as of the date three days before the date the notice is mailed.
     As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material Tax Consequences—Disposition of Units.”
Status as Limited Partner or Assignee
     The units will be fully paid, and unitholders generally will not be required to make additional contributions. An assignee of a unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read “Description of Our Partnership Agreement - Voting Rights” above. Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of units. Please read “Description of the Common Units—Transfer of Common Units” and “Description of the Senior Subordinate Series C Units — Transfer of Senior Subordinated Series C Units.”
Non-citizen Assignees; Redemption
     If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.
Indemnification
     Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of our general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

•	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.
     Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Registration Rights
     Under the partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Crosstex Energy GP, L.P. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES
     This section discusses the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States. It is based upon current provisions of the Internal Revenue Code, existing regulations, proposed regulations to the extent noted, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Crosstex Energy, L.P.
     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.
     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P., counsel to the general partner and to us, and are, to the extent noted herein, based on the accuracy of certain factual matters.
     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which the units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
     For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:
•	the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales” below);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations between Transferors and Transferees” below); and

•	whether our method for depreciating Section 743 adjustments is sustainable (please read “—Tax Consequences of Unit Ownership—Section 754 Election” below).
Partnership Status
     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.
     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions, that the operating partnership will be disregarded as an entity separate from us for federal income tax purposes so long as the operating partnership and its general partner (which is a limited liability company) do not elect to be treated as a corporation and we will be classified as a partnership so long as:
•	we do not elect to be treated as a corporation;

•	we are operated in accordance with applicable partnership statutes, the applicable partnership agreement, and the manner specified in this prospectus; and

•	for each taxable year, more than 90% of our gross income is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
     Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes certain income and gains derived from the transportation and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that more than 90% of our current income is within one or more categories of income that are qualifying income in the opinion of Baker Botts L.L.P. The portion of our income that is qualifying income can change from time to time.
     Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and as if we had then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
     If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units, or taxable capital gain, after the unitholder’s tax basis in his units is reduced to zero. Accordingly, treatment of us as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.
     The discussion below assumes that we will be treated as a partnership for federal income tax purposes. See the discussion above of the opinion of Baker Botts L.L.P. that we will be treated as a partnership for federal income tax purposes.
Limited Partner Status
     Unitholders who have become limited partners of Crosstex Energy, L.P. will be treated as our partners for federal income tax purposes. Also:
•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units,

will be treated as our partners for federal income tax purposes. Assignees of units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, may not be treated as one of our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.
     A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as one of our partners with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales” below.
     No portion of our income, gain, deductions or losses is reportable by a unitholder who is not one of our partners for federal income tax purposes, and any cash distributions received by a unitholder who is not one of our partners for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the consequences of holding units for federal income tax purposes.
     The following assumes that a unitholder is treated as one of our partners.
Tax Consequences of Unit Ownership
     Flow-through of Taxable Income. Each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions even if no cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution from us. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.
     Treatment of Distributions. Our distributions to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “—Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, which are known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses” below.
     A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of our Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.
     Basis of Units. A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions he receives from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder generally will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Units—Recognition of Gain or Loss” below.

     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.
     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.
     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or the unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation described above.
     A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, a unitholder’s share of our portfolio income will be treated as investment income.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.
     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units or the senior subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss generally will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner. Notwithstanding the foregoing, any items of loss or deduction that are attributable to compensatory transfers of stock, stock options or other property by our general partner or CEI to any employee or other service provider will generally be specially allocated to the general partner.
     Certain items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our property at the time of an offering. We will use the remedial method with respect to such differences with respect to some, but not all, of our assets, and we may use other methods with respect to some assets. The effect to a unitholder purchasing units in an offering will, as to those assets in respect of which we use the remedial method, be essentially the same as if the tax basis of such assets was equal to their fair market value at the time of the offering, and the effect of allocations that are made under the traditional method will be essentially the same as if those assets had a tax basis that is less than fair market value. In addition, recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.
     An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:
•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.
     Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” below and “—Disposition of Units—Allocations Between Transferors and Transferees” below, the allocations in our partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s share of our income, gain, loss or deduction.
     Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:
•	any of our income, gain, loss or deduction with respect to those units would not be reportable by him;

•	any cash distributions received by him on those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income to him.
     Baker Botts L.L.P. has not rendered an opinion regarding the treatment of a unitholder whose units are loaned to a short seller; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing or loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss” below.
     Alternative Minimum Tax. Each unitholder will be required to take into account his share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. We do not expect to generate significant tax preference items or adjustments. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.
     Tax Rates. In general, the highest effective United States federal income tax rate for individuals for 2006 is 35% and the maximum United States federal income tax rate for net capital gains of an individual for 2006 is 15% if the asset disposed of was held for more than 12 months at the time of disposition.
     Section 754 Election. We made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price when he buys units from a holder thereof. This election does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) the unitholder’s share of our tax basis in our assets (“common basis”) and (2) the unitholder’s Section 743(b) adjustment to that basis.
     Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to recovery property depreciated under Section 167 of the Internal Revenue Code, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations.
     In order to preserve uniformity of the economic and tax characteristics of units and/or determine the tax attributes of a unit based on its date of purchase and the amount that is paid therefor, we may adopt certain positions with respect to the depreciation or amortization of Section 743(b) adjustments that may be inconsistent with the Treasury Regulations. In particular, we intend to depreciate the portion of a Section 743(b) adjustment attributable to any unamortized difference between the “book” and tax basis of an asset in respect of which we use the remedial method in a manner that is consistent with the regulations under Section 743 of the Internal Revenue Code as to recovery property in respect of which the remedial allocation method is adopted. Such method is arguably inconsistent with Treasury Regulation Section 1.167(c)-l(a)(6), which may apply to certain of our assets (although we would not expect these to constitute a material portion of our assets). If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position which may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. In addition, if particular groups of unitholders are entitled to different treatment in respect of property as to which we are using the traditional method of eliminating differences in “book” and tax basis, we may also take a position that results in lower annual deductions to some or all of our unitholders than might otherwise be available. Baker Botts L.L.P. is unable to opine as to the validity of any position that is described in this paragraph because there is no clear applicable authority.
     A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain on a sale of our assets would be less.
     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should we determine that the expense of compliance exceeds the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.
Tax Treatment of Operations
     Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees” below.
     Tax Basis, Depreciation and Amortization. The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the general partner, its affiliates and our other unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” above.
     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we acquire or construct in the future may be depreciated using accelerated methods permitted by the Internal Revenue Code.
     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his units. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” above and “—Disposition of Units—Recognition of Gain or Loss” below.
     The costs that we incur in selling our units (“syndication expenses”) must be capitalized and cannot be deducted by us currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which are amortizable by us, and as syndication expenses, which may not be amortized by us. Any underwriting discounts and commissions we incur will be treated as syndication expenses.

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates and determinations of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Units
     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
     Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than his tax basis in that unit, even if the price received is less than his original cost.
     Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as long-term capital gain or loss. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture, other potential recapture items, or other “unrealized receivables” or to “inventory items” we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.
     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell, but, under the regulations, may designate specific units sold for purposes of determining the holding period of the units sold. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.
     The Internal Revenue Code treats a taxpayer as having sold a partnership interest, such as our units, in which gain would be recognized if it were actually sold at its fair market value, if the taxpayer or related persons enters into:
•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Baker Botts L.L.P. has not opined on the validity of this method of allocating income and loses among unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees as well as among unitholders whose interests vary during a taxable year to conform to a method permitted under future Treasury Regulations.
     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
     Notification Requirements. A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder generally is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may lead, in some cases, to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.
     Constructive Termination. We will be considered to have been “terminated” for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a 12-month period. A “termination” of us will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
Uniformity of Units
     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation
Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership-Section 754 Election.”

     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership-Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units-Recognition of Gain or Loss.”
Tax-Exempt Organizations and Other Investors
     Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.
     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.
     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest effective tax rate applicable to individuals from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.
     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
     Under a published ruling of the IRS, the IRS has taken the position that a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that the gain is attributable to appreciated property, other than United States real property interests, that is effectively connected with a United States trade or business of the partnership. Moreover, a foreign unitholder generally is subject to federal income tax on gain realized on the sale or disposition of a unit to the extent that such gain is attributable to appreciated United States real property interests; however, a foreign unitholder will not be subject to federal income tax under this rule unless such foreign unitholder has owned more than 5% in value of our units during the five-year period ending on the date of the sale or disposition, provided the units are regularly traded on an established securities market at the time of the sale or disposition.
Administrative Matters
     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which generally will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that any of those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Any challenge by the IRS could negatively affect the value of the units.
     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.
     The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish us with the following information:
•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:
(1)	a person that is not a United States person;

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3)	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.
     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:
•	for which there is, or was, “substantial authority;” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.
     If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and take other actions as may be appropriate to permit unitholders to avoid liability for penalties. More stringent rules apply to “tax shelters,” which we do not believe includes us.
     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.
Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produced certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”
     Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions:
•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations. We do not expect to engage in any “reportable transactions.”
State, Local, Foreign and Other Tax Consequences
     In addition to federal income taxes, you will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We own property or do business in Texas, Oklahoma, Louisiana, New Mexico, Arkansas, Mississippi and Alabama. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections” above. Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.
     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

SELLING UNITHOLDERS
     This prospectus covers the offering for resale from time to time of up to 6,414,820 senior subordinated series C units representing limited partner interests in Crosstex Energy, L.P., and the 6,414,820 common units into which the senior subordinated series C units are convertible, by the selling unitholders identified below. In June 2006, the selling unitholders acquired 6,414,820 senior subordinated series C units that will automatically convert into the common units, on a one-for-one basis, on February 16, 2008. The selling unitholders may sell the senior subordinated series C units at any time prior to their conversion to common units. The selling unitholders may sell the common units underlying the senior subordinated units at any time following the conversion. The following table sets forth information relating to the selling unitholders’ beneficial ownership of our common units and senior subordinated series C units as of July 1, 2006.
     No offer or sale may be made by a unitholder unless that unitholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement. We will supplement or amend this prospectus to include additional selling unitholders upon request and upon provision of all required information to us, subject to the terms of our partnership agreement and the Senior Subordinated Series C Unit Purchase Agreement, dated as of May 16, 2006, and Registration Rights Agreement, dated as of June 29, 2006, between us and the initial purchasers of the senior subordinated series C units. The selling unitholders may sell all, some or none of the common units covered by this prospectus. See “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the common units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the common units will be borne by the selling unitholders.
     Mr. Sheldon B. Lubar is a member of the board of directors of the general partner of the general partner of the Partnership and is also affiliated with the Lubar Equity Fund, LLC. Other than Lubar Equity Fund, LLC, the selling unitholders have held no position or office or had any other material relationship with us or any of our affiliates or predecessors, other than as a unitholder, during the past three years.
     The table below sets forth the name of each selling unitholder, the amount of our senior subordinated series C units beneficially owned and the percentage of senior subordinated series C units outstanding owned by each selling unitholder prior to the offering, common units beneficially owned and the percentage of common units outstanding owned by each selling unitholder prior to the offering (assuming conversion of all senior subordinated series C units), the number of senior subordinated series C units and/or common units (assuming conversion of all senior subordinated series C units) being offered for each selling unitholder’s account, the number of senior subordinated series C units that will be owned and the percentage of senior subordinated series C units that will be owned by each selling unitholder after completion of the offering, and the number of common units that will be owned and the percentage of common units outstanding that will be owned by each selling unitholder after completion of the offering (assuming, in each case, that the selling unitholders sell all of the senior subordinated series C units and/or common units covered by this prospectus.) We prepared the table based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of their units in exempt or non-exempt transactions, since the date on which the information in the table was provided to us. Other information about the selling unitholders may also change over time.

					Senior
					Subordinated
SENIOR SUBORDINATED					Series C
SERIES C UNIT AND COMMON	Senior Subordinated Series C		Common Units Owned		Units/	Senior Subordinated Series C		Common Units Owned
UNIT OWNERSHIP	Units Owned Prior to Offering		Prior to Offering[2]		Common	Units Owned After Offering		After Offering[2]
	Subordinated		Common		Units Being	Subordinated		Common
Name of Selling Unitholder	Units	Percent[1]	Units	Percent[3]	Offered	Units	Percent[1]	Units	Percent[3]
Chieftain Capital Management, Inc.[4]	2,851,030	22.2%	3,066,446	9.5%	2,851,030	0	*	215,416	*
Energy Income and Growth Fund[5]	106,910	0.8%	424,182	1.3%	106,910	0	*	317,272	*
Fiduciary/Claymore MLP Opportunity Fund[6]	249,470	1.9%	1,001,637	3.1%	249,470	0	*	752,167	2.3%
Kayne Anderson MLP Investment Company[7]	356,380	2.8%	2,975,679	9.2%	356,380	0	*	2,619,299	8.1%
Kayne Anderson Energy Total Return Fund, Inc. [8]	356,380	2.8%	477,912	1.5%	356,380	0	*	121,532	*
Lehman Brothers MLP Partners, L.P.[9]	1,496,790	11.7%	1,496,790	4.6%	1,496,790	0	*	0	*
Lubar Equity Fund, LLC [10]	285,100	2.2%	285,100	*	285,100	0	*	0	*
Tortoise Energy Infrastructure Corporation [11]	712,760	5.6%	981,347	3.0%	712,760	0	*	268,587	*

Total	6,414,820	50.0%	10,709,093	33.0%	6,414,820	0	*	4,294,273	13.2%

*	Less than 1%.
1	Percentage ownership is based on the total senior subordinated series C units of Crosstex Energy, L.P. outstanding as of July 1, 2006, which was 12,829,650.

2	Assumes the conversion of all of the outstanding senior subordinated series C units as of July 1, 2006.

3	Percentage ownership is based on the total common units of Crosstex Energy, L.P. outstanding as of July 1, 2006, which was 32,412,438 (assuming conversion of all senior subordinated series C units as of July 1, 2006).

4	As agent and attorney-in-fact for the purchasers who are its clients under separate investment advisor agreements. As of June 30, 2006. Each of Glenn H. Greenberg, John M. Shapiro and Thomas D. Stern, in their capacities as principals of the selling unitholder, hold voting and dispositive power with respect to the securities held by the selling unitholder.

5	As of July 12, 2006. Does not include 1,088,142 common units controlled and managed by Fiduciary Asset Management, LLC (“FAMCO”), an affiliate of the selling unitholder. Pursuant to investment advisory agreements entered into with the selling unitholder, FAMCO holds voting and dispositive power with respect to the units held by the selling unitholder. The investment committee of FAMCO is responsible for the investment management of the selling unitholder’s portfolio. The investment committee of FAMCO is comprised of Charles D. Walbrandt, Wiley D. Angell, Joseph E. Gallagher, James J. Cunnane, Jr., Mohammed Riad, Thomas L. Engle, Timothy Swanson, Quinn T. Kiley, Katherine K. Dienner and William

N. Adams. First Trust Portfolios, L.P., an affiliate of the selling unitholder, is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and a member of the National Association of Securities Dealers, Inc. (“NASD”). The selling unitholder has represented that (i) it purchased the securities for the selling unitholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing such securities in any transaction in violation of securities laws and (ii) at the time of purchase, the selling unitholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.

6	As of July 12, 2006. Does not include 510,687 common units controlled and managed by FAMCO, an affiliate of the selling unitholder. Pursuant to investment advisory agreements entered into with the selling unitholder, FAMCO holds voting and dispositive power with respect to the units held by the selling unitholder. The investment committee of FAMCO is responsible for the investment management of the selling unitholder’s portfolio. The investment committee of FAMCO is comprised of Charles D. Walbrandt, Wiley D. Angell, Joseph E. Gallagher, James J. Cunnane, Jr., Mohammed Riad, Thomas L. Engle, Timothy Swanson, Quinn T. Kiley, Katherine K. Dienner and William N. Adams. Claymore Securities, Inc., an affiliate of the selling unitholder, is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and a member of the NASD. The selling unitholder has represented that (i) it purchased the securities for the selling unitholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing such securities in any transaction in violation of securities laws and (ii) at the time of purchase, the selling unitholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.

7	As of July 12, 2006. Does not include 664,198 common units owned by Kayne Anderson Capital Advisors, L.P., an affiliate of Kayne Anderson MLP Investment Company. Richard A. Kayne, in his capacity as the majority shareholder of Kayne Anderson Capital Advisors, L.P., holds voting and dispositive power with respect to the securities held by the selling unitholder. KA Associates, Inc., an affiliate of the selling unitholder, is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and is a member of the NASD. The selling unitholder (i) purchased the securities for the selling unitholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing securities in any transaction in violation of securities laws and (ii) at the time of purchase, the selling unitholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.

8	As of July 12, 2006. Does not include 664,198 common units owned by Kayne Anderson Capital Advisors, L.P., an affiliate of Kayne Anderson Energy Total Return Fund, Inc. Richard A. Kayne, in his capacity as the majority shareholder of Kayne Anderson Capital Advisors, L.P., holds voting and dispositive power with respect to the securities held by the selling unitholder. KA Associates, Inc., an affiliate of the selling unitholder, is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and is a member of the NASD. The selling unitholder (i) purchased the securities for the selling unitholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing securities in any transaction in violation of securities laws and (ii) at the time of purchase, the selling unitholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.

9	As of July 13, 2006. The selling unitholder is an affiliate of a registered broker-dealer. LB I Group Inc. controls the general partner of this selling unitholder. Lehman Brothers Inc., a registered broker-dealer and a member of the NASD, is the parent company of LB I Group Inc. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The selling unitholder (i) purchased the securities for the selling unitholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing securities in any transaction in violation of securities laws and (ii) at the time of purchase, the selling unitholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.

10	As of July 12, 2006. Does not include units owned by Sheldon Lubar, his wife or any entities affiliated with the selling unitholder. Lubar & Co., Incorporated (“Lubar Inc.”) is the manager of the selling unitholder. David J. Lubar is a director and President of Lubar Inc., and Sheldon B. Lubar is a director and Chairman of the Board of Lubar Inc. As such, David Lubar and Sheldon Lubar each have voting and dispositive power with respect to the securities held by the selling unitholder.

11	As of July 13, 2006. Tortoise Capital Advisors, L.L.C. (“TCA”) serves as the investment advisor to the selling unitholder. Pursuant to an investment advisory agreement entered into with such selling unitholder, TCA holds voting and dispositive power with respect to the securities held by the selling unitholder. The investment committee of TCA is responsible for the investment management of such selling unitholder’s portfolio. The investment committee is comprised of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte.

PLAN OF DISTRIBUTION
     We are registering the senior subordinated series C units and common units on behalf of the selling unitholders. As used in this prospectus, “selling unitholders” includes donees and pledgees selling common units received from a named selling unitholder after the date of this prospectus.
     Under this prospectus, the selling unitholders intend to offer our securities to the public:
•	through one or more broker-dealers;

•	through underwriters; and

•	directly to investors.
     The selling unitholders may price the senior subordinated series C units and the common units offered from time to time:
•	at market prices prevailing at the time of any sale under this registration statement;

•	at prices related to market prices; or

•	at negotiated prices.
     We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to each selling unitholder’s sale of its respective senior subordinated series C units or common units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:
•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the Nasdaq National Market;

•	in the over-the-counter market; or

•	in private transactions.
     Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.
     To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.
     In addition, the selling unitholders have advised us that they may sell senior subordinated series C units or common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.
     In addition, the selling unitholders may enter into option or other types of transactions that require them to deliver senior subordinated series C units or common units to a broker-dealer, who will then resell or transfer the senior subordinated series C units or common units under this prospectus. The selling unitholders may enter into hedging transactions with respect to senior subordinated series C units or common units. For example, the selling unitholders may:
•	enter into transactions involving short sales of the senior subordinated series C units or common units by broker-dealers;

•	sell senior subordinated series C units or common units short themselves and deliver the units to close out short positions;

•	enter into option or other types of transactions that require the selling unitholders to deliver senior subordinated series C units or common units to a broker-dealer, who will then resell or transfer the units under this prospectus; or

•	loan or pledge the senior subordinated series C units or common units to a broker-dealer, who may sell the loaned units or, in the event of default, sell the pledged units.
     The selling unitholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling unitholders or borrowed from the selling unitholders or others to settle those sales or to close out any related open borrowings of senior subordinated series C units or common units, and may use securities received from the selling unitholders in settlement of those derivatives to close out any related open borrowings of senior subordinated series C units or common units. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the selling unitholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in senior subordinated series C units or common units or in connection with a concurrent offering of other securities.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.
LEGAL MATTERS
     The validity of the securities offered in this prospectus will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. Baker Botts L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. The selling unitholders’ counsel will advise them about other issues relating to the offering. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.
EXPERTS
     The consolidated financial statements and schedules of Crosstex Energy, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     KPMG LLP’s report dated March 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Partnership acquired CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. during 2005, and management excluded from its assessment of the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2005 any internal control evaluation over financial reporting associated with CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C.’s total assets of $488.2 million and total revenues of $66.3 million included in the consolidated financial statements of Crosstex Energy, L.P. and subsidiaries as of and for the year ended December 31, 2005. The audit of internal control over financial reporting of Crosstex Energy, L.P. also excluded an evaluation of the internal control over financial reporting of CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C.
     The audited combined statements of revenues and direct operating expenses of CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. (collectively, the “Companies”) included in Exhibit 99.1 of Crosstex Energy, L.P.’s Current Report on Form 8-K/A dated November 1, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Companies’ significant transactions and relationships with affiliated entities as described in Note 2 to the combined financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
     In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.crosstexenergy.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
     The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.
     We incorporate by reference in this prospectus the documents listed below:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 14, 2006;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006, filed on May 9, 2006, and the amendment to our quarterly report on Form 10-Q/A, filed on May 23, 2006;

•	our current reports on Form 8-K filed on March 16, 2006, March 28, 2006, April 27, 2006, May 4, 2006, May 17, 2006, May 22, 2006, May 31, 2006 and July 6, 2006 and Form 8-K/A filed on November 10, 2005 and May 1, 2006 (in each case to the extent filed and not furnished);

•	the description of our common units in our registration statement on Form 8-A (File No. 000-50067) filed pursuant to the Securities Exchange Act of 1934 on November 4, 2002; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or l5(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement.
     You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.crosstexenergy.com, or by writing or calling us at the following address:
Crosstex Energy, L.P.
2501 Cedar Springs, Suite 100
Dallas, Texas 75201
Attention: Denise LeFevre
Telephone: (214) 721-9245

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates:

Securities and Exchange Commission Registration Fee	$24,683
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	10,000
Printing Expenses	10,000
Miscellaneous	5,317

TOTAL	$70,000

Item 15. Indemnification of Directors and Officers.
     Subject to any terms, conditions or restrictions set forth in a partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.
     The partnership agreement of Crosstex Energy, L.P. provides that the partnership will, to the fullest extent permitted by law, indemnify (i) its general partner, (ii) any departing general partner, (iii) any person who is or was an affiliate of its general partner or any departing general partner, (iv) any person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member (as defined therein), its general partner or any departing general partner or any affiliate of any Group Member, its general partner or any departing general partner or (v) any person who is or was serving at the request of its general partner or any departing general partner or any affiliate of its general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of each partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.
     Any indemnification under these provisions will only be out of the assets of the partnership. The general partner shall not be personally liable for, or have any obligation to contribute or loan any monies or property to the partnership to enable it to effectuate, such indemnification. The partnership may purchase (or reimburse its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the partnership’s activities, regardless of whether the partnership would have the power to indemnify such person against liabilities under its partnership agreement.
     Crosstex Energy, L.P. has entered into indemnification agreements (the “Indemnification Agreements”) with its directors and executive officers (collectively, the “Indemnitees”). Under the terms of the Indemnification Agreements, the Company has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as an employee, director and/or officer of Crosstex Energy GP, LLC or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of Crosstex Energy, L.P. (any such status being referred to as a “Corporate Status”), made or threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding irrespective of the initiator thereof (each, a “Proceeding”), other than a Proceeding by or in the right of the

Company; (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to Crosstex Energy, L.P., unless and only to the extent that a court shall otherwise determine; (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise; (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which such person is not a party; (v) against costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in cooperating with any person, persons or entity determining whether Indemnitee is entitled to indemnification; and (vi) against any and all expenses actually and reasonably incurred by such Indemnitee in any judicial adjudication of his or her rights under the Indemnification Agreements, but only if (and only to the extent) he or she prevails therein. To the extent that a change in the laws of the State of Delaware permits greater indemnification or advancement of expenses than would be afforded under the Indemnification Agreements as of the date of the Indemnification Agreements, the Indemnitee shall enjoy the greater benefits so afforded by such change.
     In addition, under the terms of the Indemnification Agreements, Crosstex Energy, L.P. has agreed to pay all reasonable expenses incurred by an Indemnitee in connection with any Proceeding in advance of the final disposition of such Proceeding no later than 10 days after receipt by Crosstex Energy, L.P. of an undertaking by or on behalf of the Indemnitee to repay such amount to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by Crosstex Energy, L.P.
     The Indemnification Agreements also include provisions that specify the procedures and presumptions that are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a “Change in Control” (as defined in the Indemnification Agreements) of Crosstex Energy, L.P.
Item 16. Exhibits.
     (a) Exhibits. The following documents are filed as exhibits to this Registration Statement:

4.1	––	Certificate of Limited Partnership of Crosstex Energy, L.P. (the “Registrant”) (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.2	––	Fifth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of June 30, 2006 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2006 (File No. 000-50067) and incorporated herein by reference).

4.3	––	Certificate of Limited Partnership of Crosstex Energy GP, L.P. (filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.4	––	Agreement of Limited Partnership of Crosstex Energy GP, L.P., dated as of July 12, 2002 (filed as Exhibit 3.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.5	––	Certificate of Formation of Crosstex Energy GP, LLC (filed as Exhibit 3.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.6	––	Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, LLC, dated as of December 17, 2002 (filed as Exhibit 3.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-106927), filed on July 10, 2003 and incorporated herein by reference).

4.7	––	Specimen Unit Certificate for the common units (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.8	––	Specimen Unit Certificate for the senior subordinated series C units.

4.9	––	Senior Subordinated Series C Unit Purchase Agreement, by and among Crosstex Energy, L.P. and each of the Purchasers set forth on Schedule A thereto (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 17, 2006 (File No. 000-50067) and incorporated herein by reference).

4.10	––	Registration Rights Agreement, by and among Crosstex Energy, L.P. and each of the Purchasers set forth on Schedule A thereto (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2006 (File No. 000-50067) and incorporated herein by reference).

5.1	––	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

8.1	––	Opinion of Baker Botts L.L.P. relating to tax matters.

23.1	––	Consent of KPMG LLP.

23.2	––	Consent of PricewaterhouseCoopers LLP.

23.3	––	Consent of KPMG LLP.

23.4	––	Consent of Baker Botts L.L.P. (contained in Exhibits 5.1 and 8.1).

24.1	––	Power of Attorney (included on the signature page hereof).
Item 17. Undertakings.
     I. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) if the registrant is relying on Rule 430B:
          (A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned to the purchaser.
     II. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     III. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 21, 2006.

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, L.P.,
its General Partner

By:	Crosstex Energy GP, L.L.C.,
its General Partner

	By:	/s/ William W. Davis

	Name:	William W. Davis
	Title:	Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Barry E. Davis, Joe A. Davis and William W. Davis, and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power or substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Barry E. Davis	President, Chief Executive Officer and	July 21, 2006

Barry E. Davis	Director (Principal Executive Officer)

/s/ Rhys J. Best	Director	July 21, 2006

Rhys J. Best

/s/ Frank M. Burke	Director	July 21, 2006

Frank M. Burke

/s/ James C. Crain	Director	July 21, 2006

James C. Crain

/s/ Bryan H. Lawrence	Chairman of the Board	July 21, 2006

Bryan H. Lawrence

Signature	Title	Date

/s/ Sheldon B. Lubar	Director	July 21, 2006

Sheldon B. Lubar

/s/ Cecil E. Martin, Jr.	Director	July 21, 2006

Cecil E. Martin, Jr.

/s/ Robert F. Murchison	Director	July 21, 2006

Robert F. Murchison

/s/ Kyle D. Vann	Director	July 21, 2006

Kyle D. Vann

/s/ William W. Davis	Executive Vice President and Chief	July 21, 2006

William W. Davis	Financial Officer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1
Certificate of Limited Partnership of Crosstex Energy, L.P. (the “Registrant”) (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.2
Fifth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of June 30, 2006 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2006 (File No. 000-50067) and incorporated herein by reference).

4.3
Certificate of Limited Partnership of Crosstex Energy GP, L.P. (filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.4
Agreement of Limited Partnership of Crosstex Energy GP, L.P., dated as of July 12, 2002 (filed as Exhibit 3.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.5
Certificate of Formation of Crosstex Energy GP, LLC (filed as Exhibit 3.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.6
Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, LLC, dated as of December 17, 2002 (filed as Exhibit 3.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-106927), filed on July 10, 2003 and incorporated herein by reference).

4.7
Specimen Unit Certificate for the common units (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-97779), filed on August 7, 2002 and incorporated herein by reference).

4.8	Specimen Unit Certificate for the senior subordinated series C units.

4.9
Senior Subordinated Series C Unit Purchase Agreement, by and among Crosstex Energy, L.P. and each of the Purchasers set forth on Schedule A thereto (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 17, 2006 (File No. 000-50067) and incorporated herein by reference).

4.10
Registration Rights Agreement, by and among Crosstex Energy, L.P. and each of the Purchasers set forth on Schedule A thereto (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2006 (File No. 000-50067) and incorporated herein by reference).

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

8.1	Opinion of Baker Botts L.L.P. relating to tax matters.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of KPMG LLP.

23.4	Consent of Baker Botts L.L.P. (contained in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included on the signature page hereof).